Exhibit 16.1

December 21, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Safe and Green Development Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Safe and Green Development Corporation dated December 21, 2023. We agree with the statements concerning Whitley Penn LLP in such Form 8-K.

/s/ Whitley Penn LLP

Whitley Penn LLP

Dallas, Texas